NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Fourth Quarter and Year End 2012 Results

Fourth Quarter of 2012 Highlights

•	Net earnings of $453,000 or $0.12 per diluted share

•	Quarterly provision for loan losses of $1.4 million, an increase of $888,000 from fourth quarter 2011

•	Ratio of net loan charge-offs to average loans was 0.73%

•	Noninterest expense decreased $884,000 from fourth quarter 2011

2012 Full-Year Highlights

•	Net earnings of $2.7 million or $0.73 per diluted share

•	Provision for loan losses was $5.2 million for 2012, an increase of $3.3 million from 2011

•	Ratio of net loan charge-offs to average loans was 1.16%

•	Noninterest expense decreased $2.2 million from 2011

WARRENTON, VA, February 4, 2013 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $453,000 for the fourth quarter of 2012 compared with $911,000 for the fourth quarter of 2011.  Basic and diluted earnings per share for the fourth quarter of 2012 were $0.12 compared with $0.25 per share in the fourth quarter of 2011.  For the year ended December 31, 2012, net income was $2.7 million compared with $4.1 million for 2011.  Basic and diluted earnings per share for the year ended December 31, 2012 were $0.73 compared with $1.12 for 2011. The decrease in year-to-year earnings was primarily attributable to an increase of $3.3 million to the loan loss provision and $1.1 million decrease in net interest income; partially offset by a $2.2 million decrease in noninterest expense.

Randy Ferrell, President and CEO stated, “Our solid core earnings were overshadowed by an increase of $3.3 million to the loan loss provision from 2011 as we aggressively addressed the three largest impaired loans in our portfolio towards the end of the 2012, one of which was fully resolved.  We believe the sooner we work through these two other problem loans, the sooner we can be refocused on maximizing profitability.  I’m proud of our associates’ efforts to reduce expenses and pursue additional revenue opportunities during this current banking environment of lower net interest margins and the ever increasing regulatory changes and expenses.”

Return on average assets was 0.31% and return on average equity was 3.70% for the fourth quarter of 2012, compared with 0.59% and 7.63%, respectively, for the fourth quarter of 2011.  For the year ended December 31, 2012, Fauquier Bankshares' return on average assets was 0.46% and return on average equity was 5.58%, compared with 0.69% and 8.93%, respectively, for 2011.

Net interest margin decreased to 3.60% in the fourth quarter of 2012 compared with 3.87% for the same period of 2011.  Net interest income for the fourth quarter of 2012 decreased $567,000 or 10.4% when compared with the fourth quarter of 2011.  The net interest margin was 3.85% for the year ended December 31, 2012 compared with 4.00% in 2011.  Net interest income for the year ended December 31, 2012 decreased $1.1 million, or 5.2%, over the same period in 2011.  Interest income continues to be adversely impacted by the extended low interest rate environment as yields on earning assets decline from previous quarters.  The average yield on earning assets decreased 46 basis points while the cost of funds decreased 22 basis points from the fourth quarter 2011.

The provision for loan losses for the fourth quarter of 2012 was $1.4 million compared with $462,000 for the fourth quarter of 2011.  For the year ended December 31, 2012, the provision for loan losses was $5.2 million compared with $1.9 million for the same period in 2011.    Allowance for loan losses was $6.66 million or 1.47% of total loans at December 31, 2012, compared with $6.73 million, or 1.47%, at December 31, 2011.

Net loan charge-offs were $3.3 million in the fourth quarter 2012 compared with $616,000 in the fourth quarter of 2011.  The ratio of net charge-offs to average loans outstanding for the fourth quarter of 2012 was 0.73% compared with 0.13% for the same period in 2011.  For the year ended December 31, 2012, net charge-offs were $5.3 million or 1.16% of average loans compared with $1.5 million or 0.33% of average loans for 2011.

“Because we added $5.2 million to the loan loss provision during 2012, we were prepared for the $1.1 million and $2.8 million in loan charge-offs taken on the three problem loans in the third and fourth quarters, respectively.” Ferrell said.  “Because appropriate actions were taken in 2012 with reserves and loan charge-offs, the Bank is better positioned from a credit quality perspective.”

Nonperforming assets totaled $13.8 million or 2.29% of total assets at December 31, 2012, compared with $6.7 million or 1.10% as of December 31, 2011.  Included in nonperforming assets at December 31, 2012 were $11.7 million of nonperforming loans, $1.8 million of other real estate owned and $325,000 of nonperforming corporate bond investments.  Included within the $11.7 million of nonperforming loans were $3.2 million with a U. S. government guaranty.  In 2012, no impairment losses were recognized for the investment in the four corporate bond investments compared with $189,000 in 2011.

For the year ended December 31, 2012, Fauquier Bankshares’ Wealth Management Services (WMS) division revenues were $1.73 million compared to $1.64 million a year earlier, an increase of 5.9%.  Assets under management for WMS at December 31, 2012 increased 12.2% to $328.6 million compared with $292.9 million a year earlier.

Noninterest income, excluding securities gains and losses, decreased $95,000 to $1.57 million for the fourth quarter 2012 compared with $1.67 million for the same period in 2011.  Noninterest income, excluding securities gains and losses, decreased $163,000 to $6.2 million for the year ended December 31, 2012 compared to $6.4 million for the same period in 2011.  The majority of the decrease is directly related to a decline in service charges on deposits, partially offset by an increase to trust and estate income.

Noninterest expense for the fourth quarter 2012 decreased $884,000 or 16.1% to $4.6 million compared with $5.5 million for the same period in 2011.  A majority of the decrease, $667,000, related to other real estate owned (OREO) provision or loss booked in 2011 while in 2012 there was no OREO provision or loss taken.  Noninterest expense for the year ended December 31, 2012 decreased $2.2 million or 10.4% to $18.7 million compared with $20.9 million for the same period in 2011.  Salaries and employee benefits and other consulting expenses decreased because of our continued efforts to manage operating costs. Additionally, there was a $1.1 million decrease in the loss on the sale or impairment of OREO properties from the prior year.

“As a result of reduced incentive compensation, improved retail branch operating efficiency and no OREO properties added to our books, we saw a $2.2 million decrease in noninterest expense in 2012.” Ferrell said.  “Our efficiency ratio was 67.64% for 2012 compared with 72.05% in 2011, a positive reflection of our efforts to reduce expenses.”

Total assets were $602.0 million at December 31, 2012 compared with $614.2 million at December 31, 2011.  Total loans, net were $445.7 million at December 31, 2012 compared with $452.1 million at December 31, 2011.  Total deposits were $515.1 million at December 31, 2012 compared with $530.6 million at December 31, 2011.  Transaction deposits (Demand & NOW accounts) grew $20.6 million to $280.3 million at December 31, 2012 compared with $259.7 million at December 31, 2011, representing 54.4% of total deposits.

Shareholders’ equity increased to $48.4 million at December 31, 2012 compared with $47.6 million at December 31, 2011.  The Company’s regulatory capital ratios continue to be deemed “Well Capitalized” by the Federal Reserve Bank of Richmond.  At December 31, 2012, the Company had a leverage ratio of 9.23%, compared with 8.70% one year earlier.  The tier 1 and total risk-based ratios were 12.60% and 13.85%, respectively, at December 31, 2012, compared with 12.05% and 13.31% at December 31, 2011.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  Fauquier Bankshares' stock price closed at $12.18 per share on February 1, 2013.  Additional information, including a more extensive investor presentation with comparisons of the company’s performance to peer institutions is available at http://investor.fauquierbank.com/CorporateProfile.aspx?iid=1017981 or by calling Investor Relations at (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc.  (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011

EARNINGS STATEMENT DATA:
Interest income	$ 5,794	$ 6,288	$ 6,365	$ 6,507	$ 6,685
Interest expense	898	977	1,042	1,112	1,222
Net interest income	4,896	5,311	5,323	5,395	5,463
Provision for loan losses	1,350	550	2,800	500	462
Net interest income after provision for loan losses	3,546	4,761	2,523	4,895	5,001
Noninterest income	1,573	1,542	1,602	1,482	1,668
Securities gains (losses)	-	2	163	1	75
Noninterest expense	4,601	4,641	4,347	5,111	5,486
Income before income taxes	518	1,664	(59)	1,267	1,258
Income taxes	65	452	(138)	313	347
Net income	$ 453	$ 1,212	$ 79	$ 954	$ 911

PER SHARE DATA:
Net income per share, basic	$ 0.12	$ 0.33	$ 0.02	$ 0.26	$ 0.25
Net income per share, diluted	$ 0.12	$ 0.33	$ 0.02	$ 0.26	$ 0.25
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,695,160	3,695,160	3,695,160	3,680,230	3,669,758
Average diluted shares outstanding	3,714,699	3,712,058	3,709,416	3,691,844	3,691,688
Book value at period end	$ 13.10	$ 13.11	$ 12.86	$ 13.00	$ 12.96
BALANCE SHEET DATA:
Total assets	$ 602,032	$ 575,602	$ 582,552	$ 594,212	$ 614,224
Loans, net	445,715	445,304	450,243	450,338	452,086
Investment securities	50,429	55,361	59,863	59,069	50,193
Deposits	515,134	492,004	500,100	511,179	530,569
Transaction accounts (Demand & NOW accounts)	280,303	253,148	250,643	253,274	259,694
Shareholders' equity	48,393	48,459	47,536	48,056	47,571
PERFORMANCE RATIOS:
Net interest margin(1)	3.60%	3.94%	3.95%	3.89%	3.87%
Return on average assets	0.31%	0.83%	0.05%	0.64%	0.59%
Return on average equity	3.70%	10.00%	0.65%	7.97%	7.63%
Efficiency ratio(2)	69.80%	66.45%	60.18%	72.88%	74.71%
Yield on earning assets	4.26%	4.65%	4.72%	4.69%	4.72%
Cost of interest bearing liabilities	0.80%	0.87%	0.93%	0.95%	1.02%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011
ASSET QUALITY RATIOS:
Nonperforming loans	$ 11,657	$ 12,428	$ 7,382	$ 4,846	$ 4,621
Other real estate owned	1,776	1,776	1,776	1,776	1,776
Foreclosed property	-	-	-	-	15
Nonperforming corporate bonds, at fair value	325	303	292	276	335
Total nonperforming assets	13,758	14,507	9,450	6,898	6,747
Restructured loans still accruing	5,556	5,562	4,148	-	-
Loans past due 90 or more days and still accruing	132	130	201	86	101
Total nonperforming and other risk assets	$ 19,446	$ 20,199	$ 13,799	$ 6,984	$ 6,848

Nonperforming loans to total loans, period end	2.58%	2.74%	1.61%	1.06%	1.01%
Nonperforming assets to period end total assets	2.29%	2.52%	1.62%	1.16%	1.10%
Allowance for loan losses	$ 6,658	$ 8,606	$ 9,449	$ 6,877	$ 6,728
Allowance for loan losses to period end loans	1.47%	1.90%	2.06%	1.50%	1.47%
Allowance for loan losses as percentage of nonperforming loans, period end	57.12%	69.25%	128.00%	141.91%	145.61%
Net loan charge-offs for the quarter	$ 3,299	$ 1,393	$ 228	$ 351	$ 616
Net loan charge-offs to average loans	0.73%	0.30%	0.05%	0.08%	0.13%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.23%	9.35%	9.06%	8.90%	8.70%
Tier 1 risk-based capital ratio	12.60%	12.60%	12.08%	12.10%	12.05%
Total risk-based capital ratio	13.85%	13.84%	13.35%	13.35%	13.31%
Tangible equity to total assets	8.04%	8.42%	8.16%	8.09%	7.74%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2012	Dec. 31, 2011
EARNINGS STATEMENT DATA:
Interest income	$ 24,954	$ 27,149
Interest expense	4,029	5,075
Net interest income	20,925	22,074
Provision for loan losses	5,200	1,933
Net interest income after
provision for loan losses	15,725	20,141
Noninterest income	6,199	6,361
Securities gains (losses)	166	(87)
Noninterest expense	18,700	20,863
Income before income taxes	3,390	5,552
Income taxes	692	1,435
Net income	$ 2,698	$ 4,117

PER SHARE DATA:
Net income per share, basic	$ 0.73	$ 1.12
Net income per share, diluted	$ 0.73	$ 1.12
Cash dividends	$ 0.48	$ 0.48
Average basic shares outstanding	3,691,517	3,666,206
Average diluted shares outstanding	3,707,094	3,684,162

PERFORMANCE RATIOS:
Net interest margin(1)	3.85%	4.00%
Return on average assets	0.46%	0.69%
Return on average equity	5.58%	8.93%
Efficiency ratio(2)	67.64%	72.05%

Net loan charge-offs	$ 5,271	$ 1,512
Net loan charge-offs to average loans	1.16%	0.33%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.